SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

----------------

SCHEDULE 13D

Under the Securities Exchange Act of 1934

THE REGENCY GROUP LIMITED, INC.

(Name of Issuer)

__________________________________________________________________________

Common Stock, par value $0.001

(Title of Class of Securities)

__________________________________________________________________________

75885N 10 1

(CUSIP Number)

_________________________________________________________________________

Terry Neild

Roberto Filice

Ralph Massetti

Charles Neild

Kurt Waber

William Mullins

Mark Neild

Harold Schaffrick

Victoria Heisler

7373 Doubltree Ranch Road, Suite 200

Scottsdale, AZ 85258

(480) 767-6178

with a copy to: Thomas C. Cook, Esq.

3110 S. Valley View, Suite 106

Las Vegas, Nevada 89102

(702) 876-5941

(Name, Address and Telephone Number of Person Authorized to Receive Notices

and Communications)

______________________________________________________________________________

March 28, 2000

(Date of Event Which Requires Filing of This Statement)

_____________________________________________________________________________

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [__].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7(b) for other parties to whom copies are to be sent.

_______________

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Terry Neild

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

Arizona, USA

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

USAR: 7,450,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES

BENEFICIALLY: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 7,450,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

Neild: 7,450,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Neild: 32%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Roberto Filice

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

USARNT: OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

Arizona, USA

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

1,000,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING

PERSON: 1,000,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER: 0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.29%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Ralph Massetti

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

Arizona, USA

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

1,000,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 1,000,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,000,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

4.29%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Charles Neild

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

British Columbia, Canada

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

1,600,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 1,600,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,600,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.87%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Kurt Waber

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

British Columbia, Canada

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

1,600,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 1,600,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,600,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

6.87%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

William Mullins

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

Arizona, USA

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

350,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 350,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

350,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.50%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Mark Neild

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

British Columbia, Canada

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

400,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 400,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.72%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Harold Schaffrick

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

British Columbia, Canada

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

400,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 400,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

400,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.72%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

- ------------------------------------------------------------------------------

1 NAMES OF REPORTING PERSONS

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

Victoria Heisler

- ------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)[X]

(b)[__]

- ------------------------------------------------------------------------------

3 SEC USE ONLY

- ------------------------------------------------------------------------------

4 SOURCE OF FUNDS (SEE INSTRUCTIONS)

OO

- ------------------------------------------------------------------------------

5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT

TO ITEM 2(d) OR 2(e)[__]

- ------------------------------------------------------------------------------

6 CITIZENSHIP OR PLACE OF ORGANIZATION

Michigan, USA

- ------------------------------------------------------------------------------

7 SOLE VOTING POWER

700,000

------------------------------------------------------

8 NUMBER OF SHARED VOTING POWER

SHARES: 0

OWNED BY ------------------------------------------------------

9 EACH SOLE DISPOSITIVE POWER

REPORTING PERSON: 700,000

WITH ------------------------------------------------------

10 SHARED DISPOSITIVE POWER

0

- ------------------------------------------------------------------------------

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

700,000

- ------------------------------------------------------------------------------

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES

CERTAIN SHARES (SEE INSTRUCTIONS)[__]

- ------------------------------------------------------------------------------

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.00%

- ------------------------------------------------------------------------------

14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

IN

- ------------------------------------------------------------------------------

Item 1. Security and Issuer.

Common Stock, $0.001 par value (the "Common Stock"), of The Regency Group Limited, Inc., a Nevada corporation ("Regency"). The address of the principal executive offices of Regency is 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, Arizona 85258.

Item 2. Identity and Background.

Terry Neild, Roberto Filice and Ralph Massetti are individuals who are residents of the State of Arizona. The address of the principal offices of The Regency Group Limited, Inc. is 7373 E. Doubletree Ranch road, Suite 200, Scottsdale, AZ 85258.

Neither The Regency Group Limited, Inc. nor any of its executive officers, directors, or any person controlling or ultimately in control of USAR has, during the last five (5) years, been convicted in a criminal proceeding or been subject to a judgment, decree, or final order enjoining future violations of, or prohibiting or mandating activities subject to federal or state securities laws, or finding any violation with respect to such laws.

Information with regard to the name, citizenship, residence or business address, present principal occupation or employment, and the name, principal business, and address of any corporation or other organization in which such employment is conducted for each executive officer, director, and persons controlling The Regency Group Limited, Inc. is as follows:

Terry Neild:

Principal office: 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258

Present occupation: Investor

Citizenship: USA

Roberto Filice:

Principal office: 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258

Present occupation: President and Director, The Regency Group Limited, Inc.

Citizenship: USA

Ralph Massetti:

Business address: 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258

Present occupation: Director, The Regency Group Limited, Inc.

Citizenship: USA

H. Steven Bonenberger:

Business address: 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258

Present occupation: Director, The Regency Group Limited, Inc.

Citizenship: USA

Lolita Prescod:

Business address: 7373 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258

Present occupation: Secretary and Treasurer, The Regency Group Limited, Inc.

Citizenship: USA

Item 3. Source and Amount of Funds or Other Consideration.

The securities owned by the reporting persons were acquired pursuant to an Agreement for the Purchase of Common Stock between the reporting persons and H. Steven Bonenberger and Merrill Moses, whereby the reporting persons collectively acquired 39,000,000 shares of common stock of The Regency Group Limited, Inc. for the price of $150,000.00. Subsequently, the reporting persons collectively returned 24,500,000 shares of common stock to the treasury of The Regency Group Limited, Inc. in exchange for 15,500 convertible preferred shares.

Item 4. Purpose of Transaction.

The Regency Group Limited, Inc. shares were acquired by all reporting persons for investment purposes only.

(a) It is anticipated that additional securities of The Regency Group Limited, Inc. will be acquired by the reporting persons, as they collectively hold 15,500 convertible preferred shares, convertible in the year 2002 at the rate of 1,000 common shares per preferred share.

(b) No merger is anticipated.

(c) None.

(d) Roberto Filice and Ralph Massetti were named to the Board of Directors as a result of the transaction, replacing Merrill Moses and Kathy Hedlund, who resigned.

(e) None.

(f) None.

(g) None.

(h) None.

(i) None.

(j) None.

Item 5. Interest in Securities of the Issuer.

(a) Terry Neild owns 7,450,000 shares of The Regency Group Limited, Inc. Common Stock, which represents 32.0% of the issued and outstanding shares of The Regency Group Limited, Inc. Common Stock.

(b) Terry Neild has sole power to vote or direct the vote and to dispose or direct the disposition of 7,450,000 shares.

(c) On <date>, the reporting persons as a group returned 24,500,000 shares of the common stock to the treasury of The Regency Group Limited, Inc. in exchange for 15,500 shares of convertible preferred stock.

(d) Not applicable.

(e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Neither The Regency Group Limited, Inc. nor any of the reporting individuals are parties to any contract, arrangement, understanding, or relationship (legal or otherwise) with respect to any securities of the issuer, including but not limited to agreements to transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7. Material to be Filed as Exhibits.

None.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete, and correct.

Date: March 28, 2000 TERRY NEILD

By: _________________________________

Terry Neild

Date: March 28, 2000 ROBERTO FILICE

By: _________________________________

Roberto Filice, President and Director

Date: March 28, 2000 RALPH MASSETTI

By: _________________________________

Ralph Massetti, Director

Date: March 28, 2000 RALPH MASSETTI

By: _________________________________

Ralph Massetti, Director

Date: March 28, 2000 CHARLES NEILD

By: _________________________________

Charles Neild

Date: March 28, 2000 KURT WABER

By: _________________________________

Kurt Waber

Date: March 28, 2000 WILLIAM MULLINS

By: _________________________________

William Mullins

Date: March 28, 2000 MARK NEILD

By: _________________________________

MARK NEILD

Date: March 28, 2000 HAROLD SCHAFFRICK

By: _________________________________

Harold Schaffrick

Date: March 28, 2000 VICTORIA HEISLER

By: _________________________________

Victoria Heisler